As filed with the Securities and Exchange Commission on June 30, 2009
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AUDIOCODES LTD.
(Exact name of registrant as specified in its charter)

Israel	Not applicable
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1 Hayarden Street,
Airport City, Lod, 70151, Israel	Not applicable
(Address of Principal Executive Offices)	(Zip Code)

AudioCodes Ltd. 2008 Equity Incentive Plan
(Full title of the plans)

AudioCodes Inc.
2099 Gateway Plaza
San Jose, California 95134
(Name and address of agent for service)

(408) 441-1175
(Telephone number, including area code, of agent for service)

Copy to:

Neil Gold, Esq. Manuel G.R. Rivera, Esq. Fulbright & Jaworski L.L.P. 666 Fifth Avenue New York, New York 10103 Telephone: (212) 318-3000 Facsimile: (212) 318-3400	Itamar Rosen, Adv. Vice President, Legal Affairs and Company Secretary AudioCodes Ltd. 1 Hayarden Street Airport City, Lod, 70151, Israel Telephone: (972) 3-976-4000 Facsimile: (972) 3-976-4044	Tuvia J. Geffen, Adv. Naschitz, Brandes & Co. 5 Tuval Street Tel Aviv 67897, Israel Telephone: (972) 3-623-5000 Facsimile: (972) 3-623-5005

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated Filer ☐	Accelerated filer ☒

Non-accelerated Filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Ordinary shares, nominal value NIS 0.01 per share (3)	2,009,122 shares	$1.51	$3,033,774.22	$169.29

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (this “Registration Statement”) shall also cover an additional indeterminable number of ordinary shares which become issuable under the above-named plan by reason of any future share dividend, share split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding ordinary shares.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, based upon $1.51, the average of the high and low sales prices of the registrant’s ordinary shares on the NASDAQ Global Select Market on June 26, 2009.

(3)	Ordinary shares issuable pursuant to the AudioCodes Ltd. 2008 Equity Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this registration statement on Form S-8 (this “Registration Statement”) will be sent to or given to participants in the AudioCodes Ltd. 2008 Equity Incentive Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.  These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents and information filed with the Commission (the “Commission”) by the registrant are incorporated herein by reference:

•	the registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2008;

•
the information set forth in the second, third, sixth, ninth, tenth, eleventh and twelfth paragraphs of, and the condensed consolidated balance sheets, condensed consolidated statements of operations and condensed consolidated statements of cash flows contained in, the press release attached as Exhibit 1 to the registrant’s Report on Form 6-K filed with the Commission on February 12, 2009;

•
the information set forth in the second, seventh, eighth and ninth paragraphs of, and the condensed consolidated balance sheets, condensed consolidated statements of operations and condensed consolidated statements of cash flows contained in, the press release attached as Exhibit 1 to the registrant’s Report on Form 6-K filed with the Commission on May 6, 2009; and

•
the description of the registrant’s ordinary shares contained in the registrant’s Registration Statement on Form 8-A (File No. 0-30070) filed with the Commission pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended, on May 21, 1999.

All documents subsequently filed by the registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment indicating that all of the securities offered hereunder have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof (in the case of any Report on Form 6-K, if and to the extent the registrant identifies in the Report that it is being incorporated by reference herein) from the date of filing of such documents.  Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Officers and Directors.

Insurance of Office Holders

The Israel Companies Law, 5759-1999, permits a company, if permitted by its articles of association, to insure an office holder in respect of liabilities incurred by the office holder as a result of:

•	the breach of his or her duty of care to the company or to another person, or

•	the breach of his or her duty of loyalty to the company, to the extent that the office holder acted in good faith and had reasonable cause to believe that the act would not prejudice the company.

A company can also insure an office holder against monetary liabilities imposed on the office holder in favor of a third party as a result of an act or omission that the office holder committed in connection with his or her serving as an office holder.

Indemnification of Office Holders

Under the Companies Law, a company can, if permitted by its articles of association, indemnify an office holder for any of the following obligations or expenses incurred in connection with his or her acts or omissions as an office holder:

•	monetary liability imposed upon the office holder in favor of other persons pursuant to a court judgment, including a compromise judgment or an arbitrator’s decision approved by a court;

•
reasonable litigation expenses, including attorney’s fees, incurred by the office holder as a result of an investigation or proceeding instituted against the office holder by a competent authority, provided that such investigation or proceeding concluded without the filing of an indictment against the office holder and either:

o	no financial liability was imposed on the office holder in lieu of criminal proceedings, or

o	financial liability was imposed on the office holder in lieu of criminal proceedings but the alleged criminal offense does not require proof of criminal intent, and

•	reasonable litigation expenses, including attorneys’ fees, actually incurred by the office holder or imposed upon the office holder by a court:

o	in an action, suit or proceeding brought against the office holder by or on behalf of the company or other persons;

o	in a criminal action in which the office holder was acquitted; or

o	in a criminal action which does not require criminal intent in which the office holder was convicted.

A company may indemnify an office holder in respect of these liabilities either in advance of an event or following an event. If a company undertakes to indemnify an office holder in advance of an event, the indemnification, other than legal costs, must be limited to foreseeable events in light of the company’s actual activities when the company undertook such indemnification, and reasonable amounts or standards, as determined by the board of directors.

Exculpation of Office Holders

Under the Companies Law, a company may, if permitted by its articles of association, also exculpate an office holder in advance, in whole or in part, from liability for damages sustained by a breach of duty of care to the company.

Furthermore, a company can, with one limited exception, exculpate an office holder in advance, in whole or in part, from liability for damages sustained by a breach of duty of care to the company.

Limitations on Exculpation, Insurance and Indemnification

Under the Companies Law, a company may indemnify or insure an office holder against a breach of duty of loyalty only to the extent that the office holder acted in good faith and had reasonable grounds to assume that the action would not prejudice the company. In addition, a company may not indemnify, insure or exculpate an office holder against a breach of duty of care if committed intentionally or recklessly (excluding mere negligence), or committed with the intent to derive an unlawful personal gain, or for a fine or forfeit levied against the office holder in connection with a criminal offense.

The registrant’s articles of association allow it to insure, indemnify and exculpate office holders to the fullest extent permitted by law, provided such insurance or indemnification is approved in accordance with law.  Pursuant to the Companies Law, exculpation of, procurement of insurance coverage for, and an undertaking to indemnify or indemnification of, the registrant’s office holders must be approved by the registrant’s audit committee and the registrant’s board of directors and, if the office holder is a director, also by the registrant’s shareholders.

The registrant has entered into agreements with each of its directors and senior officers to insure, indemnify and exculpate them to the full extent permitted by law against some types of claims, subject to dollar limits and other limitations.  These agreements have been ratified by the registrant’s audit committee, board of directors and shareholders. The registrant has acquired directors’ and officers’ liability insurance covering its officers and directors and the officers and directors of its subsidiaries against certain claims.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the forgoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

The following exhibits are filed herewith as part of this Registration Statement.

Exhibit
   No.                         Description

4.1	AudioCodes Ltd. 2008 Equity Incentive Plan (incorporated herein by reference to Registrant's Annual Report on Form 20-F for the fiscal year ended December 31, 2008).

5.1	Opinion of Naschitz, Brandes & Co.

23.1	Consent of Naschitz, Brandes & Co. (included in Exhibit 5.1).

23.2	Consent of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global.

23.3	Consent of Squar, Milner, Peterson, Miranda and Williamson, LLP.

24.1	Power of Attorney (on signature page).

Item 9.    Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)           to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(ii)
If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant and expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Airport City, Israel, on June 30, 2009.

AUDIOCODES LTD.

By:	/S/ NACHUM FALEK
Nachum Falek
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints SHABTAI ADLERSBERG, and NACHUM FALEK, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and his name, place and stead, and in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ SHABTAI ADLERSBERG	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	June 30, 2009
Shabtai Adlersberg

/s/ NACHUM FALEK	Chief Financial Officer (Principal Financial and Accounting Officer)	June 30, 2009
Nachum Falek

/s/ JOSEPH TENNE	Director	June 30, 2009
Joseph Tenne

/s/ DR. EYAL KISHON	Director	June 30, 2009
Dr. Eyal Kishon

/s/ DORON NEVO	Director	June 30, 2009
Doron Nevo

Director
Osnat Ronen

INDEX TO EXHIBITS

Exhibit
   No.                         Description

4.1	AudioCodes Ltd. 2008 Equity Incentive Plan (incorporated herein by reference to Registrant's Annual Report on Form 20-F for the fiscal year ended December 31, 2008).

5.1	Opinion of Naschitz, Brandes & Co.

23.1	Consent of Naschitz, Brandes & Co. (included in Exhibit 5.1).

23.2	Consent of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global.

23.3	Consent of Squar, Milner, Peterson, Miranda and Williamson, LLP.

24.1	Power of Attorney (on signature page).